Exhibit 10.7

March 17, 2009

Fredrick C. Berndt, CEO
11 Good Energy, Inc.
4450 Belden Village St., Suite 800
Canton, Ohio 44718

Re: 11 Good Energy, Inc. (“Client”)

Dear Mr. Berndt:

We are pleased your firm is retaining CapitalKeys, LLC (“CK” or the “Firm”). We have the unique ability to provide comprehensive public affairs, international, and certain finance related services on your behalf. The purpose of this letter is to set forth our mutual understanding as to the terms and conditions of CK’s engagement.

CapitalKeys is one of Washington, D.C.’s top public affairs firm with financial, international and regulatory capabilities. We employ powerful strategies working with our resources overseas and in and around Washington, D.C. – the White House, the Congress, Regulatory Agencies, the Diplomatic Community, the Leadership of the Fortune 500, Investment Firms, and the Media, helping our clients tackle hurdles, realize exponential growth and thrive.

THE CAPITALKEYS APPROACH

CK was formed to provide a wide range of public affairs activities. Its members and affiliates are known as some of the most influential and successful lobbyists in Washington, D.C. CK was founded on the belief that a successful strategy requires more than effective lobbying and strong relationships. It requires the full range of public affairs tools, as well as a creative and effective communications strategy. CK provides clients with powerful blunt advice and representation with both public and private entities.

Our approach – one of using the entire range of tools necessary for affecting the public policy and economic process – has proven highly effective in shaping perceptions, developing allies, turning adverse circumstances into positive outcomes, and most

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importantly, producing exceptional results for our clients. We create an “echo chamber” in and around Washington, DC for our clients. CapitalKeys is results driven and we take pride in helping our clients achieve success.

One of the keys to being successful in Washington is the ability to put the right information into the right hands at the right time. As a trusted and respected source of information, CapitalKeys has proven these critical abilities time after time.

CapitalKeys is unique among its peers, combining real world McKinsey Consulting training with political experience and a pool of global resources. We look at issues from a business perspective and employ strategies to maximize our client’s success.

The Team

Our executive team has been carefully chosen to achieve the perfect balance of skills sets, contacts, and bipartisanship, and successful experiences here and overseas.

• Mr. Adam Falkoff. Mr. Falkoff is the President and a Principal of the firm. Mr. Falkoff provides strategic and legislative counsel to Presidents and Prime Ministers, Cabinet Ministers, Ambassadors, non-governmental organizations, and multi-national corporations. Before joining CK, Mr. Falkoff was the co-founder of the Quinn Gillespie & Associates International team. He also lobbies the Congress and the Administration on a variety of international and domestic issues. Mr. Falkoff most recently worked with former U.S. House International Relations Committee Chairman Ben Gilman. A graduate of Duke University and the Thunderbird Graduate School of International Management, he served U.S. Senator Al D’Amato, U.S. Senator Bob Dole and Vice President Dan Quayle.

• Mr. Richard Rossi. Mr. Rossi is General Counsel and a Principal of the firm. Adept at both international legal affairs and direct foreign investment for developing countries, Mr. Rossi, a securities lawyer, provides integrated strategies for managing the most difficult of issues. He has extensive experience advising public and private company Board of Directors and establishing comprehensive threat and financial strategies and solutions for seasoned and emerging clients, with vast relationships with active clients in Europe, Canada, Asia, the Middle East and Latin America, not just the U.S. Mr. Rossi’s vast network of financial, corporate and NGO relationships including investment funds, brokerage houses, the World Bank, the IMF, USAID, and the MCC, results in powerful information, advice, and outcomes for FRS clients. Mr. Rossi is a specialist in underwriting matters, securities law, mergers, stock trading issues, and is a graduate of the University Of Miami School Of Law where he was a member of the Law Review and in the top graduates of his class.

• Ms. Susan Lavine. Ms. Lavine is a Principal of the firm bringing over 20 years of political, corporate, and philanthropic experience through her work in the Clinton

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Administration and with corporations, non-profits, foundations, and affluent families. Prior to joining CapitalKeys, she worked with a variety of clients including the United Nations Foundation People Speak Program, NASDAQ, America Online, Wachovia, the William Haseltine Foundation for Medical Sciences and the Arts, and the Engelhard Foundation. During the Clinton Administration, Ms. Lavine served in the Office of the White House Chief of Staff before being tapped to be the White House Liaison for the Democratic National Committee. She later received an appointment to serve Secretary Mickey Kantor and then Secretary William Daley in the Office of Legislative and Intergovernmental Affairs at the Department of Commerce.

• Mr. John Taylor. Mr. Taylor provides business strategy and technical counsel to the firm’s clients on a wide array of domestic and international issues. A former McKinsey & Co. consultant, Mr. Taylor has extensive experience with the FDA and issues related to health care. He has also worked with several alternative energy technology companies. Prior to joining CapitalKeys, he worked on the Obama for America Campaign. Prior to joining the campaign, he was Managing Partner of a New York based boutique private equity firm specializing in microcap companies in the medical technology and alternative energy / green technology spaces. Earlier in his career he worked as a manager for Private Wealth Management at Goldman Sachs & Co. He received a B.A., graduating cum laude, from Stanford University and holds a M.B.A. from the Kellogg School of Management at Northwestern University.

• Mr. Scott Tannen. Mr. Tannen brings over 10 years of Capitol Hill experience through his work for senior Democratic members of the House of Representatives involved in leading legislative efforts. Prior to working with the Congress, he was a senior team member of the International Monetary Fund of the World Bank Group. Through this position he travelled extensively and developed an expertise for the global capital markets. Earlier in his career he served at the Democratic Campaign Congressional Committee (DCCC) and the National Governors Association. He has also volunteered his expertise to several Democratic Congressional campaigns. He received a B.A. from the University of Pennsylvania and holds a M.A. in Public Policy from the Woodrow Wilson School of Public and International Affairs at Princeton.

Extended biography information can be viewed at www.capitalkeys.com

1. Description of Services. Our Firm will provide government relations, corporate relations, strategic communications, and potential sources of funding and related services to help the Client pursue its objectives. Most importantly, CK will be the Washington D.C. presence needed for a project of national and international political importance, bringing comfort and guidance relating to your Board, current and potential investment sources, and third party relationships. Specifically, CK will:

•	Establish stronger ties in Washington, D.C., within the Congress and the Administration of the United States and within relevant business

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and investment communities and organizations, to an extent worldwide.

•	Work with relevant financial, corporate and NGO entities with a goal towards directing foreign investment into your projects.

•	Assist Client in expansion of its management team and/or Board of Directors, and/or Board of Advisors thru CK domestic and international contacts.

•	Present your projects to the management teams of emerging market investment funds, global hedge funds, and private equity funds for investment opportunities.

•	Advise on Media outreach to Washington, DC policy writers and broadcasters.

•	Arranging meetings with policymakers in Washington, D.C., for visiting members of your team.

2. Additional Services and Benefits

A. Additional. In addition to the effort and work outlined above, we will also supply the following additional services:

• Ambassadorial/International Relations.

As necessary, we can contact and introduce you, our Client, to high level persons in certain foreign governments and these persons may have relationships with their own financial services and other institutions of help to you.

• Credibility.

Client may find that having the reference of our Firm and our Washington D.C. office presence, in representing Client, will strengthen Client’s credibility in dealings and relationships here and abroad. Additionally it may enhance Client’s ability for access to additional funding.

Our hope is not just to be referenced but to be beneficial by being available to join conference calls or make initial or follow up calls to others where insertion of us into the mix results in a more productive and/or timely outcome.

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• Strategy.

Unquestionably, during our first discussion, you should have concluded we were quick to find areas of opportunity overlooked in your plan but more importantly coupled our comments and review with a strategy of addressing concerns.

We intend to continue the process of commenting, and review but also lending to corporate and financial plans by supplying strategy resulting from many years of domestic and international advising.

• General Relationship Building.

Apart from political and financial related efforts, there is a significant book of relationships, growing, which we bring to the table .

With CK’s assistance, you potentially may find dealing with the CEO, Executive Vice President, etc., of some major companies here and overseas, may result in major deals, solutions, or contracts.

B. Additional Financing Related Services: We have arranged for Mr. Rossi, a seasoned securities lawyer, part of our staff, at no additional cost to you at this time, to work with you in providing a variety of services relating to your securities offering relating activities to the extent our Firm ,and he, is comfortable and as contemplated hereby.

These services include advising, drafting, commenting upon, as applicable and as he is comfortable, a variety of areas, as follows: participate in phone conferences and meetings with Management at mutual times/places; speak to persons or firms, on your behalf, as an attorney, including representatives of you by phone relating to securities plans and issues; review and comment on documentation about your company, as supplied to the Firm, including corporate structure, Board of Director matters such as meetings, compensation, and such, as well as shareholder related matters, and comment on contents of documentation, and please note that while certain work will be of a legal nature, other work will be related to practical business advice in light of your capital raising plans, e.g. what would brokerage firms/investors expect to see.

Additionally, Mr. Rossi can supply advice in relation to investor communications, like press releases, investment summaries (more specifically commenting with suggestions to clarify legal disclosure on drafts that are prepared, and issues relating to use of an auditor, and transfer agent; and comment or draft certain documentation like offering documentation, as follows: specifically as to an offering or offerings, we may, if we are both comfortable on the plans and terms, assist you in preparing and/or advising as to: an initial draft of a Private Placement Memorandum (“PPM”), and any other related

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documents agreed to for the offer and sale of securities by the Company, to a limited number of qualified persons under Regulation D of the U. S. Securities and Exchange Commission, with the persons anticipated to be accredited investors. We may also advise you on special Board resolutions; warrants; options; confidentiality and non-compete agreements; employment agreements, debentures, and valuations.

We plan to introduce candidates that are firms and/or persons to possibly help you in certain respects, such as an accounting firm that may act as an independent auditor to audit the financial statements or to supply advice, a public company transfer agent for your shares or investment confirmations, brokerage firms, investment bankers and/or research firms, and/or an attorney to act as an escrow agent, as well as others as we agree.

3. Fee Amount, Expenses and Payment Schedule. We have agreed to a fixed monthly fee of USD$30,000 per month payable now and every 30 days from this date by wire transfer to the Firm (the “Retainer Fees”) for the period starting now for a total of six consecutive 30 day periods, renewing for additional six consecutive periods unless Client declines renewal by at least thirty (30) day prior written notice to us prior to the start of the last 30 days in any such period. The fee is controlled at said fixed amount per month. There are neither additional “hidden” charges nor hourly billing as is common among most professionals. Keep in mind the fee is not for one person to help, but for our Firm, which includes staff.

Payment will be sent by bank wire to:

Account:	CapitalKeys
Bank:	Wachovia Bank
Account #:	2000041071106
Routing #:	054001220
Swift Code (if necessary) : PNBPUS33

4. CK will also receive shares of common stock in your company as follows: as a gift or incentive intended for us, we will be supplied certificates of shares of stock in such amount or amounts as you are comfortable, initially a total of _________ shares. Our shares will be equal in terms to other common stock of your company. In the event of any reverse stock split whereby any security holder has anti-dilution rights so as not to be reduced, CK will be afforded the same rights on most favorable available terms, and in the event of any public offering of the common stock or sale of the company or merger whereby there will be any shareholders included as selling or deal shareholders, CK will also be included on most favored available terms.

5. Initial Term. Unlike most firms of this nature, which have mandatory one-year retainer agreement, we don’t set the agreement for one year since we at CK are confident in our results that our agreement will renew. This is an agreement for six consecutive 30 day periods.

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6. Travel and Other Expenses. There will be no surprise billing relating to any travel or business expenses. As we intend to work through our Washington, DC resources and country based resources on these matters from our Washington, DC offices, we do not expect domestic and/or international travel to arise. However, we have agreed that as part of our monthly fee, if we decide to travel to NYC or to Ohio to meetings and discussions to advance your business, we will not bill you the expenses relating to such trip. Also, when deemed necessary, and with agreement of the Client, if there is a need or request we travel, then we will seek for you to supply us an additional fixed payment to consider our anticipated travel time and other expenses, including but not limited to items such as first or business class travel; first class hotel accommodations. If there are material expenses we face such as printing, translation services, bulk mailing postage and certain government related legal fees related to representing Client (e.g., lobbying registration if necessary), we will discuss these and obtain your payment prior to charging you.

7. Additional Work. At any time during the Term, if additional professional services that are not outlined in the scope of work of this Agreement are requested by Client, both parties agree to negotiate in good faith additional Retainer Fees and expenses accordingly.

8. Financial and Other Transactions. When CK’s introductions, directly or indirectly, of funding or other sources result or help, directly or indirectly, Client arrange financial funding or similar financial transactions, or any mergers or acquisitions, or sales, or loans, these efforts will require CK to undertake additional work, in its discretion, e.g. due diligence, and so additional fees will automatically be due and payable in line with the size of the transaction regardless of utilization of CK but only payable from actual closings meaning if you proceed and consummate the deals, we will be paid. These additional fees will only come from deal payments and also from, and upon, any closing payments resulting from the transaction, at any time during this contact or after any termination, as we may mutually agree in writing but if we don’t for any reason then we will be paid at least 5% of the total deal proceeds including any stock and other benefits from transactions so that CK will receive at least 5% of the total deal proceeds from Client simultaneously with Client funding or receipt. CK will also be kept advised and involved in communications and meetings with CK sources. If, on the other hand, the source is not directly or indirectly supplied by CK, but you involve us to assist you in closing or obtaining the deal, as in the case you use finance materials or plans resulting from our advice like the “PPM” noted above, have us on a conference call with the source and or otherwise use our services or relationship to help, then we will be paid and have the same rights as if it was our source except the minimum percentage will be 3% not 5%.

9. Accounting. All payments to the Firm are non-refundable and deemed earned upon payment. The Firm will not account for the time or costs or otherwise of its efforts or payments.

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10. Confidentiality. Except as necessary for the performance of the services contemplated herein, to enforce this Agreement, or as may be required or appropriate in order to comply with all applicable laws, rules and regulations or compulsory legal process, or with the Client’s specific consent, CK shall keep confidential all nonpublic information received from Client, its affiliates or representatives.

11. Indemnification and Related Matters. Client shall indemnify, defend and hold harmless CK, its owners, principals, and affiliates, from and against all actual or threatened claims, proceedings, suits or investigations of any type, including attorneys’ and other professionals’ fees and disbursements, arising out of or related to the Client. Client shall advance to each such person such attorneys’ and other professionals’ fees and disbursements as may be so incurred upon application. Client’s obligations under this Section shall survive termination or expiration of this agreement.

12. Miscellaneous. Each of us agrees to abide by and comply with all applicable laws, rules and regulations including without limitation the Foreign Agents Registration Act, the Foreign Corrupt Practices Act and the regulations promulgated thereunder.

Regarding communication technology, Client acknowledges that communication by wireless telephone, facsimile transmission, and e-mail poses risks to confidentiality.

We cannot guarantee the outcome of our work efforts. We are not responsible for engagement or compensation or terms relating to persons or firm you contract with introduced by CK.

None of the terms or provisions of this letter agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by CK and Client.

This agreement is not assignable without the written consent of both parties hereto except CK can assign its right to collection of fees and payments due.

There are no third party beneficiaries of this Agreement. This Agreement will be governed by the laws of the District of Columbia without regard conflicts of law.

This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

All notices required hereby shall be deemed to have been duly given and received only when actually delivered to the address set forth herein of the party to be notified. All such notices shall be delivered by hand, by facsimile transmission, sent prepaid by Federal Express, DHL or a comparable overnight delivery service or sent by certified, registered or express mail, return receipt requested. Any party may change its address for notice by a written communications delivered in accordance with this paragraph.

1133 Connecticut Avenue NW • 12th Floor • Washington, DC 20036 • (202) 719-8938 • (202) 719-8960 fax

Please countersign and return to CK the enclosed copy of this letter, or make the initial payment, either evidencing Client’s agreement to these terms.

Sincerely,

Adam Falkoff
President, CapitalKeys, LLC

ACCEPTED AND AGREED TO:

Date:

Authorized Signature

1133 Connecticut Avenue NW • 12th Floor • Washington, DC 20036 • (202) 719-8938 • (202) 719-8960 fax